NEW RELIC, INC.
2014 EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD GRANT NOTICE
New Relic, Inc. (the “Company”), pursuant to its 2014 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Performance Unit Award (“Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Performance Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Performance Period:
Number of Performance Units:
Vesting Schedule: The number of Performance Units subject to the Award that may vest will be determined in accordance with the Performance Unit Award Vesting Criteria set forth in Attachment I to this Performance Unit Award Grant Notice (the “Vesting Criteria”). The Number of Performance Units represents the aggregate number of Performance Units that would vest if the Participant satisfies the service vesting conditions set forth in the Vesting Criteria and the Company achieves all of the Stock Price Hurdles specified in the Vesting Criteria. The terms of this Award Agreement supersede any employment agreement, change in control and severance agreement, or other individual agreement between the Participant and the Company and any generally applicable severance or change-in-control plan, policy, or practice, whether written or unwritten, of the Company to the extent that such agreement, plan, policy or practice provides for vesting acceleration of equity awards, such that the terms of the Award Agreement constitutes the entire agreement between the Company and Participant with respect to the Award. Except to the extent otherwise specified in the Vesting Criteria, in the event Participant ceases to provide Continuous Service for any or no reason before Participant vests in the Performance Units, the Performance Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
Issuance Schedule: In addition and notwithstanding the provisions of the Vesting Criteria or Section 5 of the Award Agreement, no shares of Common Stock issuable to the Participant as a result of the vesting of one or more Performance Units will be issued to the Participant until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such shares have been filed and any required waiting period under the HSR Act has expired or been terminated, and the issuance of such shares shall be accordingly delayed; provided, that such delay shall in no event be later than December 31 of the calendar year in which the applicable vesting date occurs (that is, the last day of the Participant’s taxable year in which the applicable vesting date occurs).
Additional Terms/Acknowledgments: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Performance Unit Award Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Unit Award Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject with the exception of (i) awards previously granted and delivered to Participant under the Plan or any other equity incentive plan sponsored by the Company, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this award upon the terms and conditions set forth therein. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

NEW RELIC, INC.		PARTICIPANT:

By:
	Signature	Signature

Title:		Date:

Date:
ATTACHMENTS: Performance Unit Award Vesting Criteria; Performance Unit Award Agreement; and 2014 Equity Incentive Plan

Attachment I

New Relic, Inc.
2014 Equity Incentive Plan
Performance Unit Award Vesting Criteria

The number of Performance Units that may vest will be determined in accordance with the following criteria. Certain capitalized terms used herein have the meanings set forth in Section 5 of this Attachment I to the Performance Unit Award Grant Notice (the “Grant Notice”).

1.Performance Period.
The performance period for the Performance Units shall be the period of time beginning [DATE], 2023 and ending on [DATE], 2025 (the “Performance Period”).
2.Vesting Tranches; Stock Price Hurdles; Service Requirement.
(a)During the Performance Period, the Participant shall be eligible to earn Performance Units in four vesting tranches (each, a “Vesting Tranche”) as set forth in the table below, in each case, based upon satisfaction of the applicable stock price hurdle set forth in the table below (each, a “Stock Price Hurdle”):

Vesting Tranche	Number of Performance Units	Stock Price Hurdle
First Vesting Tranche	[____________]	$85
Second Vesting Tranche	[____________]	$100
Third Vesting Tranche	[____________]	$115
Fourth Vesting Tranche	[____________]	$135

(a)The Stock Price Hurdle for a particular Vesting Tranche shall be achieved if, during the Performance Period, the Closing Share Price during a period of 45 consecutive trading days equals or exceeds the Stock Price Hurdle set forth opposite such Vesting Tranche in the table above. “Closing Share Price” means, with respect to a share of the Company’s Common Stock, for any day, (i) the closing sale price on the New York Stock Exchange as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source) or (ii) if the Company’s Common Stock is not listed on the New York Stock Exchange or quoted or admitted to trading on any national securities exchange, the average of the closing bid prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.
(b)Except as otherwise provided in Section 4 below, if the Stock Price Hurdle set forth opposite a particular Vesting Tranche in the table above is not achieved on or prior to the last day of the Performance Period, the Performance Units belonging to such Vesting Tranche shall be forfeited for no consideration.
(c)Except as otherwise provided in Sections 3 and 4 below, the Performance Units belonging to a Vesting Tranche shall vest, if at all, as follows, subject to Participant remaining in Continuous Service as an Executive through each applicable date: (i) fifty percent (50%) on the later to occur of (A) the first (1st) anniversary of the Date of Grant and (B) the date as of which the Committee certifies that the Stock Price Hurdle applicable to a particular Vesting Tranche has been satisfied (the later of (A) or (B), as applicable, the “Achievement Date”), and (ii) fifty percent (50%) on the first (1st) anniversary of the applicable Achievement Date.
3.Termination of Continuous Service.
(a)General. In general, upon the termination of the Participant’s Continuous Service as an Executive for any reason, other than as explicitly set forth in this Section 3, all then-unvested Performance Units shall immediately be forfeited for no consideration.
(b)Termination without Cause; Resignation for Good Reason; Death; Disability. Upon a termination of the Participant’s Continuous Service as an Executive by the Company without Cause, due to death or Disability, or by the Participant for Good Reason, (i) any Performance Units that have not been earned shall immediately be forfeited for no consideration, and (ii) the vesting of any Performance Units that remain subject only to the time-based vesting requirement set forth in Section 2(d)(ii) above, shall be accelerated as of such termination date.
4.Change in Control.
(a)In the event of a Change in Control that occurs prior to the last day of the Performance Period, the vesting of the following Performance Units shall be accelerated as of the date of the Change in Control, provided that either (x) the Participant remains in Continuous Service as an Executive through the date of the Change in Control or (y) the Participant’s Continuous Service as an Executive is terminated by the Company without Cause or by the Participant for Good Reason within the 30-day period immediately prior to the date of the Change in Control: (i) Performance Units belonging to any Vesting Tranche that remain subject only to the time-based vesting requirement set forth in Section 2(d)(ii) above, (ii) Performance Units belonging to any Vesting Tranche with respect to which the Per-Share Transaction Price exceeds the applicable Stock Price Hurdle, without regard to the 45 consecutive trading day requirement set forth in Section 2(b), and (iii) to the extent that the Per-Share Transaction Price exceeds one Stock Price Hurdle but is below the next highest Stock Price Hurdle, a proportionate number of Performance Units belonging to the Vesting Tranche subject to the next highest Stock Price Hurdle shall also vest, based on linear interpolation of the Per-Share Transaction Price between the two Stock Price Hurdles and without regard to the 45 consecutive trading day requirement set forth in Section 2(b) (the Performance Units described in (i), (ii), and (iii), collectively, “CIC Units”).
(b)Any Performance Units that are not CIC Units shall immediately terminate without consideration upon the Change in Control.
5.Definitions. For purposes of this Award, the following definitions will apply:
(a)“Executive” means an Employee who serves in a meaningful executive role, as determined by the Committee, and continues providing services to the Company at a level at least equal to 50% of the Participant’s level of service as of the Date of Grant.
(b)“Good Reason” will have the meaning ascribed to such term in the change in control and severance agreement between the Participant and the Company, if applicable.
(c)    “Per-Share Transaction Price” means the per-share amount payable or available for distribution to holders of Common Stock in connection with the Change in Control, as determined in the Board’s sole and absolute discretion.

Attachment II

New Relic, Inc.
2014 Equity Incentive Plan
Performance Unit Award Agreement
Pursuant to the Performance Unit Award Grant Notice (the “Grant Notice”) and this Performance Unit Award Agreement (the “Agreement”) and in consideration of your services, New Relic, Inc. (the “Company”) has awarded you a Performance Unit Award (the “Award”) under its 2014 Equity Incentive Plan (the “Plan”). Defined terms not explicitly defined in this Agreement or in the Grant Notice shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Grant of the Award. Subject to adjustment and the terms and conditions as provided herein and in the Plan, this Award represents the right to be issued on a future date one share of the Company’s Common Stock for each Performance Unit that vests. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past or future services to the Company) with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.
2.Vesting. Subject to the limitations contained herein, your Award shall vest as provided in the Grant Notice.
3.Number of Performance Units and Shares of Common Stock.
(a)The Performance Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)Any additional Performance Units and any shares, cash or other property that become subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Units and shares covered by your Award.
(c)Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.Transferability. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award. For example, you may not use shares that may be issued in respect of your Performance Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested Performance Units. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the

Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock pursuant to this Agreement.
5.Issuance of Shares.
(a)Issuance of shares under this Award is intended to comply with U.S. Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner.
(b)Subject to the satisfaction of the withholding obligations set forth in Section 12 of this Agreement and any provision to the contrary set forth in the Grant Notice, in the event one or more Performance Units vests, the Company shall issue to you one (1) share of Common Stock for each Performance Unit that vests on the applicable vesting date(s). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”. If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.
(c)Notwithstanding the foregoing, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and (ii) the Company elects, prior to the Original Issuance Date, (1) not to satisfy the tax withholding obligations described in Section 12 by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 12 of this Agreement (including but not limited to a commitment under a previously established Company-approved 10b5-1 trading plan), then such shares shall not be delivered on such Original Issuance Date and shall instead be delivered on the first business day of the next occurring open window period applicable to you or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if permitted in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), in no event later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).
(d)Any shares of Common Stock issued to you may be in electronic form, at the election of the Company.
6.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
7.Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.

8.Withholding Obligations.
(a)On each vesting date, and on or before the time you receive a distribution of the shares subject to your Award, or at any time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Award to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes).
(b)Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.
(c)In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
9.Securities Law Compliance. You may not be issued any Common Stock or other shares under your Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
10.Tax Consequences. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to Section 409A, and if you are a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, the Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
11.Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
12.Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
14.Voting Rights; Unsecured Obligation. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Award until such shares are issued to you. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time. You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)You acknowledge and agree that you have reviewed your Award Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(e)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.
(f)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.